EXHIBIT 99.1

         Gouverneur Bancorp Announces Fiscal 2006 First Quarter Results

Gouverneur, New York, February 6, 2006: Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), today announced the results for the first quarter of fiscal year 2006 ended December 31, 2005.

For the three months ended December 31, 2005 the Company reported net income of $295,000, or $0.13 per diluted share, representing an increase of $76,000, or 34.7%, over last year's net income of $219,000, or $0.10 per diluted share. The annualized return on average assets and the return on average equity increased to 0.96% and 6.26% for the three months ended December 31, 2005 from 0.81% and 4.83%, respectively, for the three months ended December 31, 2004.

Total assets grew $0.7 million, or 0.6% to $122.9 million during the first three months of fiscal 2006, while net loans increased $2.9 million, or 3.0%, to reach $99.7 million over the same period.

Commenting on the quarter's results, Mr. Bennett said, "Growth of our balance sheet over the past three years, particularly in mortgage loans, has allowed us take advantage of the low cost of funds. Now we see our funding costs increasing in response to short-term interest rate increases by the Federal Reserve, while mortgage loan rates remain flat. Continuing to grow the loan portfolio will help offset the increased cost of funds. However, the incremental margin will be reduced and it is uncertain that we can grow enough to offset the full impact of the narrower spread. At the same time, our past growth helps to reduce our exposure to the margin contraction. The flat yield curve will present challenges to us over the coming months."

Residential mortgage loans increased by $2.7 million, commercial loans grew by $0.4 million and other consumer loans decreased by $0.2 million as total loans grew from $96.8 million to $99.7 million from September 30, 2005 to December 31, 2005.

Net interest income increased by $79,000, or 7.8% from $1,017,000 for the quarter ended December 31, 2004 to $1,096,000 for the quarter ended December 31, 2005. Interest income increased $323,000, or 21.5%, while interest expense increased $244,000, or 50.5% over the same period. Non-interest income increased $22,000, or 17.9% to $145,000 for the quarter ended December 31, 2005 compared to $123,000 for the quarter ended December 31, 2004. Service charges increased $16,000 from last year and we booked a $7,000 gain on the sales of loans in the quarter.

Non-interest expenses decreased by $2,000 from the first quarter of fiscal 2005 to the first quarter of fiscal 2006. Directors fees, occupancy and equipment and other operating expenses increased by $9,000, $13,000 and $11,000, respectively, while decreases in salaries and employee benefits of $14,000 and foreclosed asset expense of $20,000 helped to keep non-interest expenses in check. A change in our health insurance coverage eliminated the self-insurance portion liabilities and resulted in a savings of $20,000 in the first quarter. Director fees increased as the result of an increase in meeting fees. Occupancy and equipment expenses increased as equipment and software maintenance contract expense increased by $8,000 and building maintenance contracts increased by $6,000. The increase in other operating expense was mainly due to an additional $4,000 in advertising expense and $6,000 in miscellaneous expense.
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Non-performing loans were $616,000 at December 31, 2005, compared to $451,000 at
December 31, 2004. Non-accrual loans were $616,000 at the end of the first quarter of fiscal 2005, compared to $395,000 one year earlier. The loan loss provision was $25,000 and net charge-offs were $21,000 for the quarter ended December 31, 2005. The allowance for loan losses was $873,000, or 0.86% of total loans outstanding at December 31, 2005 as compared to $779,000, or 0.90% at December 31, 2004.

Deposits increased $0.4 million, or 0.6%, to $64.4 million at December 31, 2005 from $64.0 million at September 30, 2005. Advances from the Federal Home Loan Bank of New York ("FHLB") decreased from $36.8 million at September 30, 2005 to $36.5 million at December 31, 2005.

Shareholders' equity was $19.0 million at December 31, 2005, an increase of 1.6% over the September 30, 2005 balance of $18.7 million. The book value of Gouverneur Bancorp, Inc. was $8.32 per common share based on 2,287,684 shares outstanding at December 31, 2005.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.